Exhibit 99.1

®

N E W S  R E L E A S E

Atmel Reports Third Quarter 2011 Financial Results

Third Quarter Revenues of $479 Million

Net Income of $117 Million or $0.25 Per Diluted Share

SAN JOSE, CA, November 1, 2011 — Atmel® Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced financial results for its third quarter ended September 30, 2011.

Revenues for the third quarter of 2011 were $479.4 million, up slightly from $478.6 million for the second quarter of 2011, and an 8% increase compared to $444.3 million for the third quarter of 2010.  Adjusting for the Smart Card divestiture completed at the end of the third quarter of 2010, third quarter 2011 revenues increased 15% from the third quarter of the prior year.

Net income, on a GAAP basis, totaled $116.7 million or $0.25 per diluted share for the third quarter of 2011. Included in net income for the third quarter was a $33.4 million gain from the sale of the company’s corporate headquarters.  This compares to second quarter 2011 net income of $90.9 million, or $0.19 per diluted share.  The third quarter 2011 net income compares to net income of $219.8 million or $0.47 per diluted share for the third quarter of 2010, which included a significant tax benefit from the settlement of an IRS tax audit of $150.4 million.

Non-GAAP net income for the third quarter of 2011 totaled $124.0 million or $0.26 per diluted share, compared to non-GAAP net income of $124.3 million or $0.26 per diluted share, in the second quarter of 2011, and non-GAAP net income of $88.4 million or $0.18 per diluted share for the year-ago quarter.  Refer to the non-GAAP reconciliation table included in this release for more details.

Gross margin was 50.1% in the third quarter of 2011, as compared to 51.8% in the second quarter of 2011 and an increase from 46.8% in the third quarter of 2010.

“We are pleased with our third quarter financial performance, especially in light of the weaker macro environment. Our results confirm the value of our strategic focus on high growth microcontroller opportunities and our transition to a fab-lite manufacturing model,” said Steve Laub, Atmel’s President and Chief Executive Officer. “Due to global economic uncertainties, we are adjusting our business activities consistent with the current market conditions.  We

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remain confident that our strategy, operational focus, superior product portfolio and market penetration will enable us to continue to outpace our industry throughout this period.”

Third quarter income from operations was $140.2 million, or 29.2% of revenues, compared with $111.0 million, or 23.2% of revenues, for the second quarter of 2011 and $77.7 million, or 17.5% of revenues, for the third quarter of 2010. Third quarter 2011 income from operations included a $33.4 million gain from the sale of our corporate headquarters, while third quarter 2010 income from operations included a $5.7 million loss from the sale of the former Smart Card business and restructuring charges of $1 million.

Income tax provision totaled $23.2 million for the third quarter of 2011. This compares to an income tax provision of $18.8 million for the second quarter of 2011 and a tax benefit of $136.6 million for the third quarter of 2010.  The income tax benefit for the third quarter of 2010 included a $150.4 million, or $0.32 per diluted share, tax benefit from the settlement of an IRS tax audit resulting in the release of tax reserves of approximately $102 million, plus a $48.4 million tax refund.

Cash provided from operations totaled approximately $61.1 million for the third quarter of 2011, compared to $42.6 million for the second quarter of 2011 and $95.3 million for the third quarter of 2010.   Combined cash balances (cash and cash equivalents plus short-term investments) totaled $482.6 million at the end of the third quarter of 2011, after spending $56.3 million during the quarter on stock repurchases.  Net cash balance (cash balances less current and long-term debt) was $478.1 million at September 30, 2011.

Operational and Company Highlights

•                  Highest quarterly revenues since the first quarter of 2001

•                  Tenth consecutive quarter of sequential revenue growth

•                  Net income of $116.7 million or $0.25 per diluted share

•                  Acquired ADD Semiconductor, a leader in power line communication solutions for the smart energy sector

•                  maXTouch® E Series cumulatively shipped over 15 million units ending the third quarter of 2011

Product Highlights

•                  Recent maXTouch smartphone introductions include: Samsung’s Galaxy Note, HTC’s Titan and Rhyme, Motorola’s Electrify, Droid Razr, and Atrix 2, Huawei’s Vision, Asus Padfone, Kyocera’s Milano, Nokia’s recently introduced 600, 700, and 701 smartphones

•                  New tablets powered by maXTouch include: Samsung’s Galaxy Tab 7.7,  Asus’ EeePad Slider SL101, Huawei’s Slim 7,  Lenovo’s IdeaPad K1, and Dell’s Streak 10 Pro

•                  Announced maXStylus™, Atmel’s revolutionary active stylus for tablets and smartphones

•                  Atmel chosen by Microsoft as a co-engineering partner for its new touch-centric Windows 8 operating system

•                  Announced new Atmel family of ARM Cortex™M4 products

•                  Introduced Wi-Fi capability for AVR and ARM-based microcontrollers with Redpine Signals

Stock Repurchase

During the third quarter of 2011, Atmel repurchased 6.1 million shares of its common stock in the open market at an average price of $9.23 per share.

Non-GAAP Metrics

Non-GAAP net income excludes charges related to restructuring activities, acquisitions, gain on sale of assets, and stock-based compensation, asset impairment charges, pension charges related to the fab sale, as well as the non-GAAP income tax adjustment and other non-recurring income tax items. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.

Conference Call

Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the third quarter 2011 financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-758-4519. The conference ID number is 12299698 and participants are encouraged to initiate their calls 10 minutes prior to the 2 p.m. PT start time to ensure a timely connection. The webcast and earnings release will be accessible at http://www.atmel.com/ir/ and will be archived for 12 months.

A replay of the November 1, 2011 conference call will be available the same day at approximately 5:00 p.m. PT and will be archived for 48 hours. The replay access numbers are 1-800-585-8367 within the U.S. and 1-404-537-3406 for all other locations. The access code is 12299698.

About Atmel

Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets. © 2011 Atmel Corporation. Atmel®, Atmel logo and combinations thereof, and others are registered trademarks or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.

Safe Harbor for Forward-Looking Statements

Information in this release regarding Atmel’s forecasts, business outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our outlook for 2011, our expectations regarding market share and product revenue growth, and Atmel’s strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions (including solvency issues affecting various European countries); the inability to realize the anticipated benefits of transactions related to our manufacturing assets, restructuring plans or other initiatives in a timely manner or at all; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or company overcapacity or undercapacity; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price of our common stock; compliance with U.S. and international laws and regulations by us and our distributors; litigation (including intellectual property litigation in which we may be involved or in which our customers may be involved), and the possible unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2010, filed on March 1, 2011, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Peter Schuman

Director, Investor Relations

(408) 518-8426

###

Atmel Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Net revenues	$479,375	$478,642	$444,344	$1,419,444	$1,186,254

Operating expenses
Cost of revenues	238,984	230,842	236,225	695,868	684,715
Research and development	64,160	65,441	56,513	191,984	177,411
Selling, general and administrative	68,467	70,340	65,940	209,593	194,608
Acquisition-related charges	1,019	1,019	1,167	3,069	433
Restructuring charges	—	—	1,080	21,210	3,663
Asset impairment charges	—	—	—	—	11,922
(Gain) loss on sale of assets	(33,428)	—	5,715	(35,310)	99,767
Total operating expenses	339,202	367,642	366,640	1,086,414	1,172,519
Income from operations	140,173	111,000	77,704	333,030	13,735

Interest and other (expense) income, net	(264)	(1,309)	5,530	918	12,656
Income before income taxes	139,909	109,691	83,234	333,948	26,391
(Provision for) benefit from income taxes	(23,203)	(18,821)	136,578	(51,819)	173,593
Net income	$116,706	$90,870	$219,812	$282,129	$199,984

Basic net income per share:
Net income	$0.25	$0.20	$0.48	$0.62	$0.44
Weighted-average shares used in basic income per share calculations	457,721	456,753	459,588	456,992	458,872
Diluted net income per share:
Net income	$0.25	$0.19	$0.47	$0.60	$0.43
Weighted-average shares used in diluted net income per share calculations	466,862	469,882	468,173	467,040	465,945

Atmel Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2011	2010
Current assets
Cash and cash equivalents	$478,055	$501,455
Short-term investments	4,579	19,574
Accounts receivable, net	244,269	231,876
Inventories	379,801	276,650
Prepaids and other current assets	111,701	123,620
Total current assets	1,218,405	1,153,175
Fixed assets, net	262,864	260,124
Goodwill	55,518	54,676
Intangible assets, net	12,161	17,603
Other assets	168,281	164,464
Total assets	$1,717,229	$1,650,042

Current liabilities
Trade accounts payable	106,925	160,011
Accrued and other liabilities	237,262	217,985
Deferred income on shipments to distributors	54,340	66,708
Total current liabilities	398,527	444,704
Long-term debt less current portion	4,557	3,976
Other long-term liabilities	123,147	148,306
Total liabilities	526,231	596,986

Stockholders’ equity	1,190,998	1,053,056
Total liabilities and stockholders’ equity	$1,717,229	$1,650,042

Atmel Corporation

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

GAAP net income	$116,706	$90,870	$219,812	$282,129	$199,984

Special items:
Stock-based compensation expense	16,458	14,257	13,249	49,604	44,871
Acquisition-related charges	1,019	1,019	1,167	3,069	433
Restructuring charges	—	—	1,080	21,210	3,663
Asset impairment charges	—	—	—	—	11,922
(Gain) loss on sale of assets	(33,428)	—	5,715	(35,310)	99,767
Pension charges related to fab sale	—	—	—	—	907
Non-GAAP tax adjustments	23,203	18,160	(152,661)	49,766	(197,403)
Total special items	7,252	33,436	(131,450)	88,339	(35,840)
Non-GAAP net income	$123,958	$124,306	$88,362	$370,468	$164,144

Diluted non-GAAP net income per share:
Non-GAAP net income	$0.26	$0.26	$0.18	$0.78	$0.34
Non-GAAP weighted-average shares used in diluted non-GAAP net income per share calculations	476,448	478,031	479,374	475,541	477,052

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Reconciliation of GAAP to non-GAAP shares used in diluted net income per share calculations:
Diluted weighted-average shares used in per share calculations - GAAP	466,862	469,882	468,173	467,040	465,945
Adjusted dilutive stock awards - non-GAAP	9,586	8,149	11,201	8,501	11,107
Diluted weighted-average shares used in per share calculations - non-GAAP	476,448	478,031	479,374	475,541	477,052

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Atmel uses non-GAAP financial measures, including non-GAAP net income and non-GAAP net income per diluted share, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as shown above and described below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Atmel’s operations that, when viewed in conjunction with Atmel’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Atmel’s business and operations.

Atmel uses each of these non-GAAP financial measures for internal purposes and believes that these non-GAAP measures provide meaningful supplemental information regarding operational and financial performance. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. Atmel may, in the future, determine to present non-GAAP financial measures other than those presented in this release, which it believes may be useful to investors. Any such determinations will be made with the intention of providing the most useful information to investors and will reflect information used by the company’s management in assessing its business, which may change from time to time.

Atmel believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors because the non-GAAP financial measures allow investors to see Atmel’s results “through the eyes” of management as these non-GAAP financial measures reflect Atmel’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Atmel’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Atmel’s operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures may facilitate comparisons to Atmel’s historical operating results and to competitors’ operating results.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Atmel’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in above.

As presented in the “Reconciliation of GAAP Net Income to Non-GAAP Net Income” tables above, each of the non-GAAP financial measures excludes one or more of the following items:

•                  Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units.  This includes stock-based compensation expense related to performance-based restricted stock units for which Atmel recognizes stock-based compensation expense to the extent management believes it probable that Atmel will achieve the performance criteria which occurs before these awards actually vest. If the performance goals are unlikely to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed.  Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Atmel’s control. As a result, management excludes this item from Atmel’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Atmel’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

•                  Acquisition-related charges.

Acquisition-related charges include: (1) amortization of intangibles, which include acquired intangibles such as customer relationships, backlog, core developed technology, trade names and non-compete agreements and (2) contingent compensation expense, which include compensation resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Atmel’s performance after completion of acquisitions, because they are not related to Atmel’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.

•                  Restructuring charges.

Restructuring charges primarily relate to expenses necessary to make infrastructure-related changes to Atmel’s operating costs.  Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Atmel has engaged in various restructuring activities in recent years, each has been a discrete event based on a unique set of business objectives. Atmel believes that it is appropriate to exclude restructuring charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•                  Asset impairment charges.

Atmel records an impairment charge, when certain criteria are met, for the difference between the fair value and the carrying value of the assets.   Management believes that is it is appropriate to exclude these non-cash charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•                  (Gain) loss on sale of assets.

Atmel recognizes (gains) loss resulting from the sale of certain non-strategic assets that no longer align with Atmel’s long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these gains are individually discrete events and generally not reflective of the ongoing operating performance of Atmel’s business and can distort the period-over-period comparison.

•                  Pension charge related to fab sale

Pension charge related to the release of related accumulated other comprehensive loss as a result of Atmel’s sale of its manufacturing operations in Rousset, France and the transfer of employees to the fab buyer. Management believes that it is appropriate to exclude this adjustment from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•                  Non-GAAP tax adjustment.

In conjunction with the implementation of Atmel’s global structure changes which took effect January 1, 2011, the company changed its methodology for reporting non-GAAP taxes. Beginning in the first quarter of 2011, Atmel’s non-GAAP tax amounts approximate operating cash tax expense, similar to the liability reported on the Atmel’s tax returns, including certain foreign refundable credits.  This approach is designed to enhance the ability of investors to understand the company’s tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP adjustments which may not reflect actual cash tax expense.

Atmel forecasts its annual cash tax liability and allocates the tax to each quarter in proportion to earnings for that period.

Non-GAAP tax amounts for periods prior to January 1, 2011 have not been adjusted to reflect this new methodology.